WORLDWIDE LICENSE AND DISTRIBUTION AGREEMENT

This License Agreement (the "Agreement") is made on August 6, 2015 (the "Effective Date") by and between Pure Snax Company Inc. (the "Licensor," or "PSI"), a corporation organized and existing under the laws of the Country of Canada, located at 6 Cray Crescent, Kitchener, Ontario, N2B 1C6 and B-Maven, Inc. (the "Licensee" or "Pubco"), a corporation organized and existing under the laws of Nevada, located at 1000 Woodbridge Center Dr., Suite #213, Woodbridge, NJ 07095-1322.

RECITALS

WHEREAS, Licensor has created a brand of products in the health and wellness industry, focusing primarily on the snack food sector – as set forth on Schedule A attached hereto (the "Products") – and desires to grant to Licensee the exclusive right and license to sell and distribute the Products on a worldwide basis.

WHEREAS, Licensor and Licensee desire that the Agreement be an exclusive license for an initial term of Ten (10) years.

WHEREAS, Licensee wishes to sell and distribute the Products under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Licensee and Licensor hereby agrees as follows:

I. LICENSE GRANT

1.1 Product and Brand License

Licensor hereby grants to Licensee an exclusive license to use, market, sell, distribute and otherwise commercially exploit, the Products in the countries set forth on Schedule B (the "Territory") subject to the terms and conditions hereafter set forth in this Agreement. The Licensee shall sell, distribute and/or market the Products. Licensor shall retain control of the manufacture and production of the Products and all intellectual property rights arising from or related to the Products. Licensor also hereby grants Licensee an exclusive right and license in the Territory to use any and all of the Licensor's brands associated with the Products, as set forth on Schedule C (the "Licensor Brand"), subject to the brand usage guidelines applicable thereto as provided by Licensor to Licensee from time to time.

1.2 Term of License

This Agreement is effective upon the Effective Date. This Agreement will last for an initial term of ten (10) years (the "Initial Term"). Thereafter, this Agreement will renew automatically for sequential five (5) year terms (each, a "Renewal Term" and, together with the Initial Term, the "Term") unless either party, within thirty (30) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be, notifies the other party in writing of its intent to terminate this Agreement.

1.3 Consideration

Consideration for the license granted hereunder shall be a royalty to be paid to Licensor of ten percent (10%) (the "Royalty") based on the gross revenue, less returns, of sales of the Products by Licensee. The Royalty shall be payable to the Licensor in U.S. dollars on a quarterly basis within thirty (30) days of the closing of the calendar quarter. The payment shall be made in accordance with payment instructions provided by the Licensor.

1.4 Conversion of Considerations

Licensor shall, at its discretion, have the option to convert the payments due to Licensor by Licensee, into common stock of Licensee, subject to execution by Licensor of a conversion notice with securities representations satisfactory to Licensee. The common stock of Licensee, a public company, is quoted on the OTCQB, trading under the current symbol "BMAV" (Will change with the change in direction of the business). The common stock of the Licensee, to be issued to the Licensor at its option, shall be affected by the rules and regulations of the Securities and Exchange Commission, including, but not limited to, Rule 144 under the Securities Act of 1933, as amended. The conversion shall be based on the average closing price of the prior quarter, corresponding with the period the consideration is earned, with a twenty percent (20%) discount. The notice of conversion shall be issued by Licensor to Licensee within twenty (20) days of the end of the quarter.

1.5 Purchase and Supply of Products

a. Upon the terms and subject to the conditions contained herein, Licensee shall purchase the Products from Licensor or its authorized third party manufacturers pursuant to purchase orders (each, a "Purchase Order") which shall set forth the applicable Products that Licensee desires to purchase, the quantity thereof and such other information as required for Licensor to fulfill the applicable Purchase Order. Licensor shall deliver the Products to Licensee on the delivery dates specified in each applicable Purchase Order. If any Product set

forth in any Purchase Order is not in stock, Licensor will promptly notify Licensee in writing of such unavailability; and provide Licensee with an estimate of the date by which the applicable Product will be available.

b. Licensee shall promptly inspect all Products upon delivery. All Products shall be deemed to be free of defects, shortages or nonconformities, unless Licensee notifies Licensor of such defects, shortages or nonconformities in writing within thirty (30) days after the date of delivery. If Licensee notifies Licensor of any defect, shortage or nonconformity within such thirty (30) day period and provides Licensor shall promptly correct the applicable defect, shortage or nonconformity at no additional cost to Licensee.

c. Licensee shall purchase The Products from Licensor at "cost + 3%", whereby cost is defined as acquired purchase price from manufacturer inclusive of all material handling, certification and regulation fees, taxes and tariffs (if applicable) and delivery charges. Licensee shall remit payment to Licensor upon delivery of the applicable Products.

1.6 Pricing of Products by Licensee.
Licensee has the sole right to determine the prices to be charged from time to time by Licensee for Products sold in each country in the Territory.

1.7 Quality; Safety and Food Standards.
Licensor shall maintain its facilities at which the Products are produced and/or stored, and all related equipment, in a clean, secure and sanitary condition. Licensor shall also have an effective quality management program in place for all its incoming materials both with regard to manufacturing and packaging the Products. Licensor shall store, handle and maintain the Products in inventory in warehouses in such a manner so as to ensure (a) the food safety of the Products; (b) that the Products do not deteriorate or become damaged or contaminated (allergen control) while the Products are in Licensor's possession or under its control; and (c) that the reputation or goodwill associated with the Licensor Brand is maintained.

1.8 Compliance with Applicable Laws.
Licensor represents and warrants that the Products (a) will conform to the highest standards of quality and freshness; (b) will comply with all U.S. federal and state pure food or other food laws and regulations applicable to the Products, including, without limitation, the Federal Food, Drug, and Cosmetic Act as amended by the Food and Drug Administration Food Safety Modernization Act and any comparable laws and regulations applicable in each applicable country in the

Territory; (c) will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, or within the meaning of any similar state statute or any law or regulation promulgated by the U.S. Food and Drug Administration or any comparable regulatory agency in each applicable country in the Territory; and (d) will not be an article which may not under the provisions of Section 404 of the Federal Food, Drug, and Cosmetic Act be introduced into interstate commerce.

1.9 Testing of Products by Licensor.
Licensor shall follow reasonable and proper procedures for testing the Products for compliance with laws, regulations, industry standards and procedures (including, without limitation, good manufacturing and storage practices). At Licensee's request, Licensor agrees to promptly provide Licensee with the results of all laboratory testing of the Products, if applicable. Licensor is responsible for laboratory testing either at Licensor's in house labs or third party testing services. Licensor shall pay all costs and fees associated with any laboratory testing.

II. LICENSEE'S REPRESENTATIONS AND WARRANTIES

The Licensee hereby represents and warrants to the Licensor that:

2.1 Organization
The Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified in no other state.

2.2 Authority; No Violation.
The execution and delivery of this Agreement by the Licensee, and the actions by Licensee has been contemplated and hereby have been duly authorized. The execution of this Agreement contemplated hereby will not constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Licensee, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Licensee or any of the individuals comprising the Licensee is a party or by which the Licensee is bound.

2.3 Litigation.
There are no actions, proceedings, or investigations pending or, to the knowledge of the Licensee, threatened against the Licensee, and the Licensee knows or has any reason to know of any basis for any such action, proceedings, or investigation.

2.4 Disclosure.
The Licensee has disclosed to the Licensor all facts material to the

business of the Licensee, as it pertains to this Agreement. No representation or warranty by the Licensee contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Licensor pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to consummate this Agreement.

III. LICENSOR'S REPRESENTATION AND WARRANTIES

Licensor represents and warrants to Licensee that:

3.1 Licensor is the owner, or has the necessary rights, in and of the Products and the rights to use, market and sell the Products and to grant the license granted hereunder to Licensee.

3.2 Licensor has not granted any right or license to the Products that would conflict with any term under this Agreement.

3.3 There are no actions, proceedings, or investigations pending or, to the knowledge of the Licensor, threatened against the Licensor, and the Licensor knows or has any reason to know of any basis for any such action, proceedings, or investigation, including the Products.

3.3 Licensor would not enter any Agreement with any third party which would affect Licensee's right under this Agreement, or bind Licensee to any third party, without Licensee's prior written consent.

3.4 Licensee's use of the Products and their respective brand as authorized by this Agreement will not infringe any existing copyright, trade secret, patent or trademark right of any third party.

3.5 No representation or warranty by the Licensor contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Licensee pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to consummate this Agreement.

IV. TERMINATION

4.1 Termination by Licensor.
In addition to any other rights contained in this agreement, Licensor has the right to terminate this Agreement upon thirty (30) days' notice to Licensee if Licensee fails to perform any obligation required of Licensee under this Agreement and Licensee fails to cure such failure within such thirty (30) day period, or immediately upon notice to Licensee if Licensee files for bankruptcy protection.

4.2 Termination by Licensee.
Licensee may terminate this Agreement at any time without cause with a notice of sixty (60) days to the Licensor or upon thirty (30) days' notice to Licensor if Licensor fails to perform any obligation required of Licensor under this Agreement and Licensor fails to cure such failure within such thirty (30) day period. Upon termination, Licensee will have sixty (60) days to satisfy any and all outstanding Royalty payments owed to the Licensor as of the date of termination.

4.3 Survival of Certain Obligations.
All obligations of the parties that explicitly or by their nature survive the termination of this Agreement shall continue in full force and effect after the termination of this Agreement until they are satisfied or by their nature expire.

V. INDEMNIFICATION; LIMITATION OF LIABILITY

5.1 Indemnification of Licensor By Licensee.
Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees, owners, managers, consultants, representatives, attorneys, accountants and agents (the "Licensor Indemnified Parties") from and against any claims, suits, actions or demands against one or more of the Licensor Indemnified Parties, and any losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and expenses) incurred by one or more of the Licensor Indemnified Parties, arising out of or caused by (a) any breach by Licensee of any representation, warranty, covenant, undertaking or other provision of this Agreement; (b) the sale, marketing, distribution, advertisement or promotion of the Products, or (c) Licensee's use of the Licensor Brand in a manner not permitted hereunder. If and whenever Licensor becomes aware of the initiation of any legal proceeding or the occurrence of any event that gives rise to a claim for indemnification under this Section 5.1, Licensor shall give prompt written notice thereof to Licensee and shall allow Licensee a reasonable opportunity to assume the defense of any such legal proceeding at Licensee's sole cost, provided that Licensor shall have

the right to participate in the defense at its own cost.

5.2 Indemnification of Licensee by Licensor.
Licensor shall indemnify, defend and hold harmless the Licensee and its directors, officers, employees, owners, managers, consultants, representatives, attorneys, accountants and agents (the "Licensee Indemnified Parties") from and against any claims, suits, actions or demands against one or more of the Licensee Indemnified Parties, and any losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and expenses) incurred by one or more of the Licensee Indemnified Parties, arising out of or caused by (a) any breach by Licensor of any representation, warranty, covenant, undertaking or other provision of this Agreement; (b) the design, manufacture and packaging of the Products; or (c) any allegation that the use of the Licensor Brand by Licensee in the Territory in compliance with this Agreement infringes upon the rights of any third party. If and whenever Licensee becomes aware of the initiation of any legal proceeding or the occurrence of any event that gives rise to a claim for indemnification under this Section 5.2, Licensee shall give prompt written notice thereof to Licensor and shall allow Licensor a reasonable opportunity to assume the defense of any such legal proceeding at Licensor's sole cost, provided that Licensee shall have the right to participate in the defense at its own cost.

5.3 Limitation of Liability.
TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY DISCLAIMS AND WILL HAVE NO OBLIGATION OR LIABILITY TO THE OTHER PARTY FOR ANY TYPE OF INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF WARRANTY OR OTHERWISE UNDER THIS AGREEMENT (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY) OR OTHERWISE) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

VI. MISCELLANEOUS

6.1 Confidentiality.
Each party agrees that it shall not disclose to any third party any confidential, financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party, or unless as required by any governmental agency. This obligation shall survive the cancellation or termination of this Agreement.

6.2 Notice.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address set forth above.

6.3 Dispute Resolution.

As a precondition to instituting any legal action, any controversy, claim or dispute arising out of or relating to the provisions of this Agreement or the breach, termination or validity thereof (a "Dispute"), each party will, upon written request of the other party making such Dispute, immediately refer the Dispute for resolution to senior executives of each of the parties who have authority to settle the Dispute. Within thirty (30) days after delivery of a written request regarding a Dispute to the receiving party, the receiving party will submit to the other party a written response. The request and the response will each include (i) a statement of the respective party's position and a summary of arguments supporting that position, and (ii) the name and title of the senior executive. The senior executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute within thirty (30) days after delivery of the response. The parties agree to honor all reasonable requests for information. All negotiations pursuant to this provision are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Dispute has not been resolved by negotiation within sixty (60) days after the disputing party's request, or if the Parties fail to meet within thirty (30) days after the receiving Party's response to a Dispute notice, the Parties shall refer the matter for arbitration in accordance with Section 6.4.

6.4 Arbitration.

All claims or disputes arising under or out of or with respect to this Agreement that are not resolved between the parties in accordance with Section 6.3, shall be determined by private binding arbitration before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (AAA) that are in effect on the date that the notice of a demand for arbitration is given. If Licensor and Licensee are unable to agree on the identity of a single arbitrator within fifteen (15) business days after notice of a demand for arbitration is given, then the AAA arbitrator selection rules shall apply. The seat of any arbitration under this Agreement shall be San Francisco, California, and the language of the arbitration shall be English. Any notice of a demand for arbitration shall include sufficient detail to establish the nature of the dispute (including the claims asserted and the material

issues with respect thereto) and shall be delivered to the other party concurrent with delivery to the AAA. Discovery shall be limited to requests for production of documents and depositions. No additional formal discovery from the other party (such as interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the arbitrator for good cause shown. The arbitrator's decision shall be in writing and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision. In rendering a decision, the arbitrator shall follow the governing laws of this Agreement as set forth in Section 6.5. The arbitrator's decision shall be final and binding on the parties, provided, however, that errors of law may be appealed to a court of competent jurisdiction for review. The arbitrator shall have the power to award attorney's fees and/or costs to the prevailing party if, in the arbitrator's judgment, the dispute was not a bona fide dispute or the prevailing party's position was substantially more compelling than the other party's position. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties.

6.5 Governing Law.
This Agreement shall be governed by, and construed in accordance with the laws of Nevada.

6.6 Counterparts.
This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7 Definitions.
Certain words used in this Agreement are industry related and their definition(s) are to be determined by the definition used in their respective industry.

6.8 Exclusivity.
Unless defined within this Agreement, Licensee has the right to distribute its other products, not defined in the description of Products as stated in Schedule A of this Agreement, in any country, market, or other venue as Licensee desires, unless stated within this Agreement.

6.9 Addendums.
Either party may have reason to add components to this Agreement at any time under the term of the Agreement. Any agreed upon modifications to this Agreement shall be stated in an addendum to the Agreement and shall be signed by both parties.

6.10 Regulatory Approval.

As applicable, the Licensee shall comply with all regulatory and other agencies, including governmental and private, as applicable, in the marketing, distribution, and/or selling of the Products. Licensor shall provide any approvals, as applicable, to Licensee, that would be beneficial in the efforts of the Licensee.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Licensor and the Licensee on the date first above written.

LICENSOR:

Name: Randy Bast
Title: President
Pure Snax Company Inc.

LICENSEE:

Name: Patrick Gosselin
Title: CEO
B-Maven, Inc.

Schedule A

Products

The Licensee will be granted all rights in reference to all current PSI's branded products with the first right of refusal on all future products.

1.Xylitol
2.Jams, Ketchups and Sauces
3.Power Bars
4.Crispy Marshmallow Squares
5.Coated Popcorn
6.Chilled Coffee Drink
7.Mints and Gums
8.Chocolate
9.All branded names such as, "Wow it's Not Sugar!" and "Rice Delites" and "Wow!"
10.Access to brand to Pure Snax International, Inc. identity all associated website domains and websites.

Schedule B
Territory

Worldwide

Schedule C
Licensor Brand

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